EXHIBIT 99.1

Jones Soda Reports Third Quarter 2018 Results

SEATTLE, Nov. 08, 2018 (GLOBE NEWSWIRE) -- Jones Soda Co. (the “Company”) (OTCQB: JSDA), a leader in the craft soda category and known for its innovative brand marketing, today announced results for the third quarter ended September 30, 2018.

Third Quarter 2018 Financial Summary vs. Year-Ago Quarter

  Revenue was $3.5 million compared to $3.6 million.
  Gross profit as a percentage of sales was 22.8% compared to 24.6%.
  Net loss was $425,000 or ($0.01) per share, compared to a net loss of $211,000 or ($0.01) per share.
  Adjusted EBITDA was $(0.3) million compared to ($0.1) million.

Management Commentary

“Our third quarter results reflected continued momentum via growth in revenues from our fountain and Lemoncocco initiatives, primarily offset by a difficult comparison to prior year results due to limited time offerings of our 7-Select product that were not repeated this year,” said Jennifer Cue, the Company’s president and CEO. “Despite a slight decrease in revenue, we believe that we continued to make progress in several of our key initiatives during the quarter.

“As expected, our fountain and Lemoncocco businesses continued to show robust growth. In fountain, revenues were up 119% as we continued to build out our independent account base, while executing on 7-Eleven and other larger accounts. We also furthered various conversations with several large accounts that remain interested in our differentiated fountain offering. In Lemoncocco, revenues increased 38% as we continue to introduce of our 4-pack while improving sales velocity within our food service and boutique account strategy.

“In our legacy Jones business, we landed several accounts that are embracing the craft soda movement. We believe this shift towards craft soda will help stabilize our legacy Jones business as we transition into 2019. In addition, we intend to introduce three new SKUs—ginger beer and two zero sugar offerings in our top-selling cream soda and strawberry lime flavors – to help take advantage of this momentum.”

Third Quarter 2018 Financial Results

Revenue in the third quarter was $3.5 million compared to $3.6 million in the same quarter a year ago. This decrease was primarily attributable to the limited time offerings of our 7-Select product that ran in the third quarter of 2017 and were not repeated this year, and lower glass bottle sales, partially offset by a 119% increase in fountain revenue and a 38% increase in Lemoncocco revenue.

Gross profit as a percentage of sales was 22.8% compared to 24.6% in the third quarter of 2017. The decline was driven by continued higher freight costs associated with general transportation cost inflation.

Operating expenses increased 6% to $1.1 million versus the third quarter of 2017 due to investments made to support sales efforts. However, the Company continues to prudently manage expenses within its variable cost sales structure, which is designed to align expenses with growth accordingly.

Net loss was $425,000 or ($0.01) per share, compared to a net loss of $211,000 or ($0.01) per share in the third quarter of 2017.

Adjusted EBITDA (a non-GAAP term defined below) in the third quarter was $(0.3) million compared to $(0.1) million in the year-ago quarter.

At September 30, 2018, cash and cash equivalents totaled $1.2 million compared to $0.4 million at December 31, 2017. The Company’s line of credit balance at the end of the third quarter totaled $0.4 million compared to $0.9 million at December 31, 2017.

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its third quarter 2018 results.

Date: Thursday, November 8, 2018
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-888-599-8686
International dial-in number: 1-323-994-2093
Conference ID: 3055228

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through November 15, 2018.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 3055228

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA, which is a not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss in our Non-GAAP Reconciliation in this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure and is not intended to be considered in isolation or as a replacement for, or superior to net loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco ® brands. A leader in the premium soda category, Jones Soda is known for its variety of flavors, made with cane sugar and other high quality ingredients and incorporating always-changing photos sent in from its consumers. The diverse product line of Jones offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco ® non-carbonated premium refreshment. Jones Soda is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its growth strategy and operating plans for 2018; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; consumer response to and market acceptance of 7-Select®, the Company’s cobranded product with 7-Eleven, and the Company’s new product, Lemoncocco; competition in the Company’s industry, particularly from Coke and Pepsi; the Company’s ability to develop and introduce new products to satisfy customer preferences and respond to changes in consumer demand or market acceptance for its products; imposition of new taxes, including potential taxes on sugar-sweetened beverages; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations or secure additional financing and continue to operate as a going concern; changes in pricing and SKUs of its products; its ability to maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 29, 2018. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact

Cody Slach
Liolios Group
949-574-3860
JSDA@liolios.com
finance@jonessoda.com

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

	(In thousands, except share data)
Revenue	$3,454	$3,648	$10,218	$11,116
Cost of goods sold	2,667	2,749	7,902	8,303
Gross profit	787	899	2,316	2,813
Gross profit %	22.8%	24.6%	22.7%	25.3%

Operating expenses:
Selling and marketing	644	588	1,859	1,680
General and administrative	477	474	1,550	1,505
	1,121	1,062	3,409	3,185
Loss from operations	(334)	(163)	(1,093)	(372)
Interest expense	(87)	(22)	(185)	(57)
Other income (expense), net	2	(20)	42	(13)
Loss before income taxes	(419)	(205)	(1,236)	(442)
Income tax expense, net	(6)	(6)	(21)	(21)
Net loss	$(425)	$(211)	$(1,257)	$(463)

Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.03)	$(0.01)
Weighted average basic and diluted common shares outstanding	41,464,373	41,449,373	41,464,373	41,409,512

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30, 2018	December 31, 2017
	(Unaudited)
	(In thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$1,237	$397
Accounts receivable, net of allowance for doubtful accounts of $16 and $7	1,865	1,247
Inventory	1,459	1,557
Prepaid expenses and other current assets	103	141
Total current assets	4,664	3,342
Fixed assets, net of accumulated depreciation of $480 and $568	98	39
Other assets	33	8
Total assets	$4,795	$3,389
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,007	$949
Line of credit	432	858
Accrued expenses	706	626
Taxes payable	-	1
Total current liabilities	2,145	2,434
Convertible subordinated notes payable, net	2,497	-
Deferred rent	9	12
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 41,464,373 shares	53,822	53,822
Additional paid-in capital	9,339	8,861
Accumulated other comprehensive income	371	391
Accumulated deficit	(63,388)	(62,131)
Total shareholders’ equity	144	943
Total liabilities and shareholders’ equity	$4,795	$3,389

JONES SODA CO.
NON-GAAP RECONCILIATION
(Unaudited, In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
GAAP net loss	$(425)	(211)	$(1,257)	(463)
Stock based compensation	45	43	128	122
Interest expense	87	22	185	57
Income tax expense, net	6	6	21	21
Depreciation	8	4	19	9
Non-GAAP Adjusted EBITDA	$(279)	$(136)	$(904)	$(254)